Exhibit 3

Amendment of Term Sheet

This Amendment of the term sheet dated September 5, 2016 (the “Original Agreement”) is entered into on February 20, 2018, between Tene Investment in Projects 2016, Limited Partnership No. 55-027045-8 (the “Purchaser”), the obligations of which shall be guaranteed by Tene Growth Capital 3 P.E.F., Limited Partnership No. 55-024953-6, and Tene Growth Capital 3 P.E.F. (Parallel), Limited Partnership No. 55-025116-9 (collectively, “Tene”), and between Mifalei Sdot Yam, Agricultural Cooperative Society No. 570045666 (“Sdot Yam”), an agricultural cooperative society, indirectly wholly owned by Kibbutz Sdot Yam, Agricultural Cooperative Society No. 570003509 (Sdot Yam together with Tene shall be referred to as the “Parties”).

WHEREAS, the Parties agreed on extending the term of the Original Agreement as follows.

NOW, THEREFORE, IT IS HEREBY AGREED AND STIPULATED BETWEEN THE PARTIES AS FOLLOWS:

1.	Definitions: terms appearing in this Amendment and not explicitly defined shall have the meaning ascribed to them in the Original Agreement.

2.	The Term.

2.1.	Section 3 of the Original Agreement shall be replaced with the following Section:

3.	The Call Option

Beginning on the date of Closing and for a period of 7 (seven) years thereafter (the “Term”), the Purchaser shall have a call option (the “Call Option”) to purchase from Sdot Yam, at any time during the Term, up to a total amount of 2,000,000 (two million) additional shares of the Company (the “Option Shares”).

The exercise price of the Call Option (the “Exercise Price”) for the purchase of each of the Option Shares will be an amount in New Israeli Shekels equal to US$ 43 (forty-three US dollars), based on the known representative rate of exchange of the New Israeli Shekel to the US dollar, as determined at the end of the business day immediately preceding the date of the notice of exercise of the Call Option (the “Exercise Date”). Accrued interest (compound interest) shall be added to the Exercise Price as follows: (a) during the first four years following the date of Closing – annual interest at the rate of 3% (three percent) per year; (b) during the fifth year after the date of Closing – annual interest at the rate of 3.5% (three and one-half percent) per year; (c) during the sixth year and seventh year – without annual interest. The above referenced accrued interest will be calculated for the period between the date of Closing and each applicable Exercise Date, whereby once a year the amount of yearly interest accrued until such date shall be added to the Exercise Price (the Exercise Price with the addition of the accrued interest thereon shall be referred to as the “New Exercise Price”), and such New Exercise Price shall continue to bear such yearly accrued interest thereon, and so on until each applicable Exercise Date of the Option Shares. The Exercise Price will be adjusted to dividends, such that the New Exercise Price (as calculated on the day of an applicable distribution of dividend) will be reduced by an amount equal to the amount of dividend per share that will be distributed, and such reduced amount shall continue to bear the above-mentioned interest until the Exercise Date.

3.	This Amendment shall be subject only to the laws of the State of Israel without regard to its choice of law provisions. The competent courts in the District of Tel Aviv shall have sole and exclusive jurisdiction to adjudicate any dispute that arises in connection with this Amendment.

4.	Except as stated above, all provisions and terms of the Original Agreement shall continue in full force and effect, without any change.

[Remainder of This Page Intentionally Left Blank; Following is the Signature Page]

Mifalei Sdot Yam, Agricultural Cooperative Society Ltd.

By:	/s/ Amit Ben Tzvi	By:	/s/ Tom Pardo Yitzhaki
Position:	Business Manager (Farm Coordinator)	Position:	Finance Manager

Tene Investment in Projects 2016, Limited Partnership

By:	/s/ Ariel Halperin	By:	/s/ Ran Ben-Or
Position:	Managing Partner	Position:	Managing Partner

We the undersigned hereby guarantee, by way of a complete and absolute guarantee that cannot be canceled under any circumstances, all of the Purchaser’s undertakings pursuant to this Amendment:

Tene Growth Capital 3 P.E.F., Limited Partnership

By:	/s/ Ariel Halperin	By:	/s/ Ran Ben-Or
Position:	Managing Partner	Position:	Managing Partner

Tene Growth Capital 3 P.E.F. (Parallel), Limited Partnership

By:	/s/ Ariel Halperin	By:	/s/ Ran Ben-Or
Position:	Managing Partner	Position:	Managing Partner